AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AFH HOLDING II, INC.

Pursuant to Sections 242 and 245
of the General Corporation Law of the State of Delaware

The original Certificate of Incorporation of AFH HOLDING II, Inc. (the “Corporation”), originally incorporated under the General Corporation Law of the State of Delaware (the “DGCL”) under the name AFH Holding II, Inc., was filed with the Secretary of State on April 16, 2007.

This Amended and Restated Certificate of Incorporation, which amends and restates in its entirety the Certificate of Incorporation of the Corporation, was duly adopted by the written consent of the Board of Directors of the Corporation (the “Board of Directors”) and by the written consent of the holders of all of the outstanding stock entitled to vote thereon in lieu of a duly convened meeting of stockholders in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the DGCL.

FIRST:             Name. The name of the Corporation is:

First Blush Brands, Inc.

SECOND:        Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD:            Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the DGCL.

FOURTH:        Authorized Capital Stock.  The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred twenty million (120,000,000) shares, of which one hundred million (100,000,000) shares shall be Common Stock, par value $0.001 per share (“Common Stock”), and twenty million (20,000,000) shares shall be Preferred Stock, par value $0.001 per share (“Preferred Stock”).

(a)           Common Stock.  Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in their name on the books of the Corporation on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of this Amended and Restated Certificate of Incorporation or of any class or series of Preferred Stock established hereunder.  The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the Preferred Stock have been paid or provided for.  In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary of the Corporation, the assets and funds of the Corporation available for distribution to stockholders, and remaining after the payment to holders of Preferred Stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the Common Stock according to their respective shares.

(b)           Preferred Stock. The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

(i)         the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

(ii)        whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(iii)       the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

(iv)       whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(v)        the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(vi)       whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

(vii)      whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(viii)     the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

(ix)        the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

(x)         any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

(xi)        The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

FIFTH:            Directors; Stockholder Actions and Voting.

(a)           The number of directors comprising the Board of Directors shall be not less than one nor more than 15 as may be determined from time to time by resolution adopted by the Board of Directors of the Corporation.

(b)           The directors shall be elected by the holders of shares of capital stock of the Corporation entitled to vote on the election of directors, and directors shall be elected by a plurality vote.

(c)           At each annual meeting of stockholders, any vacancy in the Board of Directors may be filled and the successors to the directors whose terms shall expire in that year shall be elected to hold office for the term of one year.  Each director shall serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualified subject, however to prior death, resignation, retirement, disqualification or removal from office.  Except in the case of an annual meeting of stockholders, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term exclusively by the concurring vote of a majority of the directors then in office, whether or not a quorum, and not by the stockholders, and any director so chosen shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified.

(d)           A director may be removed from office at any time only for Cause (as defined herein) by the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the Corporation entitled to vote, voting together as a single class, at a duly called and convened annual or special meeting of stockholders.  For purposes hereof, “Cause” shall mean (i) a final conviction of a felony involving moral turpitude or (ii) willful misconduct that is materially and demonstrably injurious economically to the Corporation.  For purposes of the foregoing definition of “Cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any Affiliate of the Corporation. “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the act or failure to act that constitutes “Cause” and, if cure is possible, such director shall not have cured such act or omission within 90 days after the delivery of such notice.  As used in this Amended and Restated Certificate of Incorporation, the term “Affiliate” has the meaning given such term under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)           Unless required by law or determined by the chairman of the meeting to be advisable, the vote by stockholders on any matter, including the election of directors, need not be by written ballot.

(f)           At any time when the Corporation has 20 or more record holders of stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called and convened annual or special meeting of such holders and may not be effected by any consent in writing in lieu of such a meeting by such holders.  Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the Corporation entitled to vote, voting together as a single class, at a duly called and convened annual or special meeting of stockholders shall be required to alter, amend, adopt any provision inconsistent with or repeal this subparagraph (f).

(g)           Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the Corporation entitled to vote, voting together as a single class, at a duly called and convened annual or special meeting of stockholders shall be required to alter, amend, adopt any provision inconsistent with or repeal this subparagraph (g).

(h)           Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under § 291 of the DGCLor on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

SIXTH:       Limitation of Liability.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.  No repeal or amendment of this Article shall adversely affect any rights of any person pursuant to this Article which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

SEVENTH:         Indemnification.

(a)           Mandatory Indemnification.  The Corporation shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding, except as otherwise provided in subparagraph (c) of this Article.  A director or officer of the Corporation entitled to indemnification under this subparagraph (a) is hereafter called a “covered person.”

(b)           Expenses.  Expenses incurred by a covered person in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation, except as otherwise provided in subparagraph (c) of this Article.

(c)           Exceptions.  No indemnification under subparagraph (a) hereof or advancement or reimbursement of expenses under subparagraph (b) hereof shall be provided to a covered person (i) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the Corporation in violation of Section 16(b) of the Exchange Act; (ii) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the member, director or officer derived an improper personal benefit; (iii) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance paid for or maintained by the Corporation or other person or entity; or (iv) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Corporation, which written consent shall not be unreasonably withheld.  The Board of Directors of the Corporation is hereby authorized, at any time by resolution and without stockholder approval, to add to the above list of exceptions from the right of indemnification under subparagraph (a) hereof or advancement or reimbursement of expenses under subparagraph (b) hereof, but any such additional exception shall not apply with respect to any event, act or omission which has occurred prior to the date that the Board of Directors in fact adopts such resolution.  Any such additional exception may, at any time after its adoption, be amended, supplemented, waived or terminated by further resolution of the Board of Directors of the Corporation.

(d)           Continuation of Rights.  The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

(e)           General Provisions.

 (i)           The term “to the fullest extent permitted by applicable law”, as used in this Article, shall mean the maximum extent permitted by public policy, common law or statute.  Any covered person may, to the fullest extent permitted by applicable law, elect to have the right to indemnification or to advancement or reimbursement of expenses, interpreted, at such covered person’s option, (A) on the basis of the applicable law on the date this Article, was approved by the stockholders, or (B) on the basis of the applicable law in effect at the time of the occurrence of the event, act or omission giving rise to the action, suit or proceeding, or (C) on the basis of the applicable law in effect at the time indemnification is sought.

(ii)           The right of a covered person to be indemnified or to receive an advancement or reimbursement of expenses pursuant to this Article: (A) may also be enforced as a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and such person, (B) to the fullest extent permitted by applicable law, is intended to be retroactive and shall be available with respect to events, acts or omissions occurring prior to the adoption hereof, and (C) shall continue to exist after the rescission or restrictive modification (as determined by such covered person) of this Article with respect to events, acts or omissions occurring before such rescission or restrictive modification is adopted.

(iii)           If a request for indemnification or for the advancement or reimbursement of expenses pursuant hereto is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation together with all supporting information reasonably requested by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim (plus interest at the prime rate announced from time to time by the Corporation’s primary lender) and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses (including, but not limited to, attorney’s fees and costs) of prosecuting such claim.  Neither the failure of the Corporation (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or the advancement or reimbursement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors or independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

(iv)           The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(v)           Nothing contained in this Article shall be construed to limit the rights and powers the Corporation possesses under applicable provisions of the DGCL, or otherwise, including, but not limited to, the powers to purchase and maintain insurance, create funds to secure or insure its indemnification obligations, and any other rights or powers the Corporation may otherwise have under applicable law.

(vi)           The provisions of this Article may, at any time (and whether before or after there is any basis for a claim for indemnification or for the advancement or reimbursement of expenses pursuant hereto), be amended, supplemented, waived or terminated, in whole or in part, with respect to any covered person covered by a written agreement signed by the Corporation and such person.

(vii)           The Corporation shall have the right to appoint the attorney for a covered person, provided such appointment is not unreasonable under the circumstances.

(f)           Optional Indemnification.  The Corporation may, to the fullest extent permitted by applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than that covered by this Article.

EIGHTH:           Amendments to Certification of Incorporation. The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in this Amended and Restated Certificate of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.

NINTH:             Amendments to By-laws.  The Board of Directors shall have the power at any time, and from time to time, to adopt, amend and repeal any and all By-laws of the Corporation.  Any amendment to, or repeal of, any provision of the Bylaws of the Corporation which has not previously received the approval of the Board of Directors shall require for adoption the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the Corporation entitled to vote at a duly called and convened annual or special meeting of stockholders, voting together as a single class, in addition to any other approval which is required by law, this Amended and Restated Certificate of Incorporation of the Corporation, the Bylaws of the Corporation, or otherwise.

TENTH:             DGCL Section 203.  The Corporation expressly elects to be governed by Section 203 of the DGCL; provided, that such election shall not apply to restrict a business combination between the Corporation and any interested stockholder (as defined in Section 203(c)(5) of the DGCL) of the Corporation if the interested stockholder became an interested stockholder prior to the effective date of the filing of this Amended and Restated Certificate of Incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the officer of the Corporation named below, by and on behalf of the Corporation.

AFH HOLDING II, Inc.

By:	/s/ Amir Heshmatpour
Name: Amir Heshmatpour
Title: President